UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DELPHI AUTOMOTIVE PLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Delphi Automotive Announces Post Spin-Off Names

09/27/2017

Aptiv PLC to Be New Name of Mobility Business

Powertrain Business to be Named Delphi Technologies

BOSTON, Sept. 27, 2017 /PRNewswire/ – Delphi Automotive PLC (NYSE: DLPH), today announced that Aptiv and Delphi Technologies will be the names of the two highly-focused, publicly-traded companies that will result from the company’s previously announced spin-off of its Powertrain Systems segment. The company made the announcement during its Investor Day in Boston, where it discussed the business strategies for both Aptiv and Delphi Technologies. In addition, the company also announced that it will hold a special meeting of shareholders on Tuesday, November 7, 2017 at 9:00 a.m. Eastern Standard Time to seek shareholder approval of the name change.

“The names Aptiv and Delphi Technologies clearly reflect the independent identities, visions and directions of the two companies, each a global leader in its industry,” said Kevin Clark, Delphi president and chief executive officer. “Both will continue to embody Delphi’s core themes of safe, green, and connected, with the autonomy and expertise to react to the rapidly changing dynamics in the automotive industry and solve its customers’ most complex challenges. Customers, employees, partners and shareholders will benefit from the separation into two independent and well-resourced companies with the flexibility to invest and grow even faster and more profitably than today.”

Aptiv, comprises the Electronics & Safety and Electrical/Electronic Architecture businesses, will focus on accelerating the commercialization of active safety, autonomous driving, enhanced user experiences and connected services, providing the software, advanced computing platforms and networking architecture required to do so – the ‘brain’ and the ‘nervous system’ of the vehicle.

Clark, who will remain as CEO of Aptiv, continued, “The vehicle has evolved and so have we. We have expanded upon our heritage of industry firsts with advanced software capabilities and deep systems integration expertise, enabling us to develop intelligent solutions to meet mobility’s toughest challenges. The future demands executional excellence, and this is where Aptiv thrives. The name ‘Aptiv’ reflects knowledge, adaptiveness and drive, as well as an ability to not only envision the future, but to make it real.”

The powertrain business will carry the name Delphi Technologies, leveraging the historical strength of the Delphi brand with core OEM and aftermarket customers, as it focuses on enabling advanced vehicle propulsion through combustion, software and controls and electrification.

“The entire Delphi Technologies organization is energized to move forward as a focused company.” said Liam Butterworth, who will become CEO of Delphi following completion of the spin, currently senior vice president and president of Powertrain. “We are uniquely positioned with the technical competency and execution capability to deliver advanced vehicle propulsion systems that help our customers meet increasingly stringent regulatory standards while unlocking the power to support the ever-increasing electrical content being added to vehicles.”

At the Investor Day sessions, Clark and Butterworth outlined their plans for the companies and how each will lead its industry, with capabilities designed to meet the evolving needs of their customers and business models designed to create value for their shareholders.

Following completion of the spin-off, expected to occur by the end of March, 2018, Aptiv will begin trading under the ticker symbol “APTV” and Delphi Technologies will trade under the ticker symbol “DLPH.”

Both Aptiv and Delphi Technologies will unveil their new brands at the Consumer Electronics Show (CES) in January, 2018.

About Delphi

Delphi Automotive PLC is a high-technology company that integrates safer, greener and more connected solutions for automotive and transportation sectors. Headquartered in Gillingham, U.K., Delphi operates technical centers, manufacturing sites and customer support services in 46 countries. Visit delphi.com.

Additional Information and Where to Find It

In connection with the proposed name change, Delphi intends to file a preliminary proxy statement with the U.S. Securities and Exchange Commission (“SEC”), which is subject to review by the SEC. A definitive proxy statement will be made available to investors following completion of the SEC’s review. The proxy statement describes, among other things, Delphi’s name change proposal. Shareholders of Delphi are encouraged to read the preliminary proxy statement, definitive proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about Delphi and the proposal. Shareholders may obtain a free copy of the proxy statement and other relevant documents (when available) that Delphi files with the SEC at the SEC’s website at www.sec.gov. In addition, those documents will be available free of charge on the company’s website at delphi.com.

Participants in Solicitation

Delphi, its directors and executive officers, and Morrow Sodali LLC may be deemed to be participants in the solicitation of proxies under SEC rules in respect of the foregoing proposal. Additional information regarding the interests of the participants in the solicitation, if any, will be included in the proxy statement relating to the proposal.

# # #

Investor Contact:

Elena Rosman

1.248.813.5091

elena.rosman@delphi.com

Media Contact:

Zach Peterson

1.248.561.3640

zachary.peterson@delphi.com